Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors and Shareholders of SaVi Media Group, Inc.
Anaheim, CA 92804



We hereby consent to the incorporation by reference in this Registration Statement of SaVi Media Group, Inc., on Form S-8, of our report dated November 29, 2004 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of SaVi Media Group, Inc. for the year ended December 31, 2003, and to all references to our firm included in this Registration Statement.



/s/ Ham, Langston & Brezina, LLP
Ham, Langston & Brezina, LLP
November 29, 2004


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